                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                       Years Ended
                                                    ----------------------------------------------------
                                                         April 30,              December 31,
                                                    ------------------    ------------------------------
                                                     1997       1998       1999       2000       2001
                                                    -------    -------    -------    -------    --------
  Earnings:

         Income before extraordinary item,
  contribution to Eeuity compensation
  plan, and recapitalization transaction            $10,685     $9,727     $3,836     $2,736    ($26,661)
 costs

         Interest expense including amortization
  of debt issuance costs                              7,816     13,387     22,786     25,906      32,099

  Interest portion of Rental Expense                    467        436        596        632         995
                                                    -------    -------    -------    -------    --------
  Total Earnings                                    $18,968    $23,550    $27,218    $29,274      $6,433
                                                    =======    =======    =======    =======    ========

  Fixed Costs:

         Interest expenses including
  amortization of debt issuance costs                $7,816    $13,387    $22,786    $25,906      32,099

Interest portion of Rental Expense                      467        436        596        632         995
                                                    -------    -------    -------    -------    --------
Total Fixed Charges                                  $8,283    $13,823    $23,382    $26,538     $33,094
                                                    =======    =======    =======    =======    ========
Ratio of Earnings to Fixed Charges                    2.29x      1.70x      1.16x      1.10x       0.19x
                                                    =======    =======    =======    =======    ========